Exhibit 99.1

New York | +1 212 606 7176 | Lauren Gioia | Lauren.Gioia@Sothebys.com | Darrell Rocha | Darrell.Rocha@Sothebys.com
London | +44 207 293 6000 | Mitzi Mina | Mitzi.Mina@Sothebys.com

SOTHEBY’S ENHANCES DATA CAPABILITIES

Acquires Thread Genius - An Artificial Intelligence Company Specializing in
Image Recognition & Recommendation Technologies

Adds Talent in Software Development, Machine Learning,
Blockchain, Data and Analytics

New York, January 25, 2018 - Sotheby’s (NYSE: BID) is pleased to announce advancements in data capabilities and strategy, including the acquisition of Thread Genius, a startup specializing in taste-based image recognition and recommendation technologies.  Thread Genius was founded by two software and machine learning engineers - Andrew Shum and Ahmad Qamar - both of whom will be joining Sotheby’s this week.  The acquisition of Thread Genius is a continuation of Sotheby’s focus on data and technology to drive innovation and improve both internal processes and client service and experience.  Andrew and Ahmad, together with Richard Vibert, a data scientist recently appointed Head of Data & Analytics Strategy, report to Jennifer Deason, Executive Vice President, Head of Strategy & Corporate Development for Sotheby’s.

“Historically, transactions would come together by matching an object with an individual’s preference at a certain price point, and Sotheby’s retains data in those three areas,” said Tad Smith, Sotheby’s CEO.  “By using advanced technology, we can deliver better insights and match those three elements faster, providing our staff with better tools, our clients with a better experience, and our consignors with even better results.  We are committed to attracting and retaining talent in all aspects of what we do and are thrilled to welcome Richard, Ahmad and Andrew to Sotheby’s.”

Jennifer Deason, Sotheby’s Head of Strategy & Corporate Development, continued, “The acquisition of Thread Genius and the addition of Richard, Ahmad and Andrew to the Sotheby’s team advance a number of initiatives related to the strategic capture and use of data to improve internal processes and provide a wider range of services to clients.  We have united all of our data-related activities under one umbrella, which will accelerate innovation and provide benefits to both our internal team and our clients.”

The acquisition of Thread Genius builds on Sotheby’s 2016 acquisition of the Mei Moses Art Indices - now known as Sotheby’s Mei Moses - a database of nearly 50,000 repeat auction sales in eight collecting categories.  Sotheby’s Mei Moses also provides the foundation for an object database currently under development.  These

Exhibit 99.1

efforts will allow Sotheby’s to be more nimble in connecting buyers and sellers, increasing the volume of opportunities for collectors at all price points.

Andrew Shum and Ahmad Qamar were the co-founders, CEO and CTO of Thread Genius, respectively.  Thread Genius was founded in 2015 and specializes in providing e-commerce businesses with artificial intelligence that understands taste based on visual recognition.  Prior to establishing Thread Genius, Andrew worked at Spotify as a Software Engineer.  He received his S.B. in Electrical Engineering & Computer Science, with a specialty in Physics, from the Massachusetts Institute of Technology.  Ahmad also worked at Spotify as a Machine Learning Engineer.  He received a dual B.A. in Mathematics and Physics from the University of Chicago.  Andrew and Ahmad’s work on Thread Genius was incubated at Techstars NYC in 2017.

Richard Vibert joined Sotheby’s from the Hong Kong venture capital firm Arbor Ventures, where he was an Associate specializing in investments in big data, machine learning, and blockchain.  Before joining Arbor, Richard worked with large banks and insurance companies to implement innovative technology solutions to advance risk and fraud processes.  He previously researched theoretical physics at Université Pierre et Marie Curie, and received a B.Sc in Mathematics from the University of Durham, and an M.S. in Mathematics from King’s College at the University of London.

Jennifer Deason was appointed Executive Vice President, Head of Strategy & Corporate Development in August 2016.  Before joining Sotheby’s, she spent eight years at Bain Capital as an Executive Vice President, where she focused on media, consumer and digital. She sat on several Boards and assumed senior operating roles, including Chief Financial Officer of the Weather Channel.  Prior to Bain, Deason was a consultant at McKinsey & Company, and Director of Marketing and Corporate Development for eBay, after receiving her BA from Yale University and her MBA from Stanford University.

The purchase price of Thread Genius was not material to the Company.

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection advisory services of its subsidiary, Art Agency, Partners.  Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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